Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Gregory P. McGraw
President and Chief Executive Officer
Cypress Communications
gmcgraw@cypresscom.net
404-442-0043

Cypress Communications Announces Stockholder
Approval of Arcapita Merger

Atlanta, GA, March 15, 2005 – Cypress Communications Holding Co., Inc. (OTCBB-CYHI), a converged voice and data communication solution provider in more than 1,300 commercial office buildings in 25 major metropolitan U.S. markets, announced the results of its Special Meeting of Stockholders held at the Company’s offices today.

The purpose of this special meeting was to consider the approval of the previously announced Agreement and Plan of Merger pursuant to which TechInvest Holding Company, Inc., an affiliate of Arcapita, Inc., (formerly Crescent Capital Investments, Inc.), will acquire the Company through the merger of its wholly-owned subsidiary, with and into the Company, and the Company becoming a wholly-owned subsidiary of TechInvest Holding Company. Upon consummation of the merger, each share of the Company’s common stock will convert into the right to receive the merger consideration described in the Agreement.

The Agreement was approved by approximately 71.9% of the outstanding shares of the Company’s common stock and approximately 89.6% of the outstanding shares of the Company’s Series A preferred stock, which constituted the required quorum for the meeting.

The effective date of the merger is subject to customary closing conditions and certain regulatory approvals, all of which have not yet been completed. As a result, the effective date of the merger has not yet been determined.

About Cypress Communications

     Cypress Communications (OTCBB: CYHI) is the preferred communication solution provider in more than 1,300 commercial office buildings in 25 major metropolitan U.S. markets. Each day, Cypress uses its fiber optic and copper broadband infrastructure to connect more than 100,000 employees for over 8,500 small- and medium-sized businesses in commercial office buildings. As a single-source provider of communication solutions, Cypress supplies advanced digital and IP phones, unlimited local and long distance calling, business-class Internet connectivity, firewalls, security and VPN solutions, audio/web conferencing and business television solutions. The Cypress EZ Officesm product suite provides a premium bundled solution with one number to call for support, one simple bill and the highest level of service available.

      In addition to operating an extensive Cisco-powered network and the nation’s largest hosted PBX network, Cypress offers a fully managed IP communications solution where Cypress can establish, monitor and manage voice quality of service for the entire network – as compared to delivery by unmanaged connections or the public Internet. Cypress Communications Holding Company, Inc., is headquartered in Atlanta, GA. The company’s web address is www.cypresscom.net.

Safe Harbor Statement

     Safe Harbor Statement under the Private Securities Reform Act of 1995: The statements contained herein, which are not historical facts, are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. Certain of these important factors are described in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.